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                                                                    Exhibit 12.1

                               UNITED STATES STEEL
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              CONTINUING OPERATIONS
 -------------------------------------------------------------------------------
                              (Dollars in Millions)

                                       Six Months
                                          Ended
                                         June 30              Year Ended December 31
                                                              ----------------------
                                      2001     2000     2000     1999     1998     1997     1996
                                      ----     ----     ----     ----     ----     ----     ----
Portion of rentals
        representing interest .......  $21      $24      $48      $46      $52      $47      $44
Capitalized interest ................    1        2        3        6        6        7        8
Other interest and fixed
        charges .....................   35       49      115       75       47       91      120
Pretax earnings which would
        be required to cover
        preferred stock dividend
        requirements of parent ......    6        6       12       14       15       20       37
                                      ----     ----     ----     ----     ----     ----     ----
Combined fixed charges
        and preferred stock
        dividends (A) ...............   63       81      178      141      120      165      209
                                      ====     ====     ====     ====     ====     ====     ====
Earnings-pretax income
        with applicable
        adjustments (B) ............. (139)     230      187      295      618      781      504
                                      ====     ====     ====     ====     ====     ====     ====
Ratio of (B) to (A) .................   --     2.83     1.05     2.10     5.15     4.72     2.41
                                      ====     ====     ====     ====     ====     ====     ====